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                                                                  EXHIBIT 10 (a)


                              EMPLOYMENT AGREEMENT


                  This EMPLOYMENT AGREEMENT (the "Agreement"), dated as of June 14, 1999 (the "Effective Date"), is made and entered into by and between M.A. HANNA COMPANY, a Delaware corporation (the "Company") and Phillip D. Ashkettle ("Executive").

                  WHEREAS, the Company desires to obtain Executive's management and executive services by directly engaging Executive as its President and Chief Executive Officer;

                  WHEREAS, in order to induce Executive to serve in such positions, the Company desires to provide Executive with compensation and other benefits on the terms and conditions set forth in this Agreement; and

                  WHEREAS, Executive is willing to accept such employment and perform services for the Company, on the terms and conditions hereinafter set forth;

                  NOW THEREFORE, in consideration of the promises and of the mutual covenants herein contained, it is agreed as follows:

1.       EMPLOYMENT, POSITIONS AND DUTIES.

         1.1 The Company hereby agrees to employ Executive and the Executive hereby agrees to undertake employment with the Company upon the terms and considerations herein set forth.

         1.2 During the Term (as hereafter defined), the Executive will serve in the positions of President and Chief Executive Officer of the Company. Throughout the Term, the Company will use its best efforts to cause the Executive to be elected as a member of the Board of Directors of the Company (the "Board") and will use its best efforts to cause him to be included in the management slate for election as a director at every stockholders' meeting at which his term as a director would otherwise expire. The Company confirms that the Board adopted a resolution on May 14, 1999 expressing its intent, if the Executive continues in the positions of President and Chief Executive Officer, to elect the Executive Chairman of the Board no later than December 31, 2000.

         1.3 During the Term, the Executive will be the Company's full-time employee and, except as may otherwise be approved in advance in writing by the Board, and except during vacation periods and reasonable periods of absence due to sickness, personal injury or other disability, the Executive will devote substantially all of his working time and efforts, to the best of his ability, experience and talent, to the performance of services, duties and responsibilities in accordance with this Agreement. The Executive will have such duties, functions, responsibilities and authority as are



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(i) consistent with the positions set forth in Section 1.2, (ii) assigned to his positions by the By-Laws of the Company or (iii) reasonably assigned to him by the Board. Executive will report directly to the Board.

         1.4 Notwithstanding the foregoing, Executive may, (i) subject to the approval of the Board, serve as the director of a noncompeting company, (ii) serve as an officer, director, trustee or otherwise participate in purely educational, welfare, social, charitable, religious and civic organizations, and
(iii) manage personal and family investments.

         1.5 In connection with his employment during the Term, unless otherwise agreed by the Executive, the Executive will be based at the Company's principal executive offices in Cleveland, Ohio. As promptly as practicable following the Effective Date, Executive will relocate to the Cleveland, Ohio area. The Executive will undertake normal business travel on behalf of the Company, the reasonable expenses of which will be paid by the Company pursuant to Section 5.

      2. TERM OF EMPLOYMENT. Executive's term of employment under this Agreement will commence on the Effective Date and, subject to the provisions of this Agreement, will terminate on the earlier of (i) the third anniversary of the Effective Date or (ii) termination of the Executive's employment pursuant to
Section 7; provided, however, that this Agreement will be automatically renewed and the term extended for additional one-year periods commencing on the first anniversary of the Effective Date, and on each anniversary date thereafter, unless the Company or the Executive provides 90 days' prior written notice in accordance with Section 12.5 before the end of the initial term or any renewal term (any reference to the "Term" of this Agreement will include the initial term and any renewal thereof).

      3. COMPENSATION.

         3.1 SALARY. The Company will pay Executive an annual base salary ("Base Salary") of not less than $650,000 until adjusted in the Fall of 2000, as provided below. Base Salary will be payable at the times and in the manner consistent with the Company's general policies regarding compensation of executive officers. Base Salary will be reviewed annually beginning in the Fall of 2000. At such time, Base Salary will be adjusted in accordance with the Company's administrative practice for its executive officers, subject to this
Section 3.1, and, as so adjusted, will thereafter constitute "Base Salary" hereunder; provided, however, that Base Salary may not be decreased except as a part of a decrease in annual base salary applicable to executive officers of the Company generally. Any increase in Base Salary will not limit or reduce any other obligation of the Company to the Executive.

         3.2 ANNUAL INCENTIVE COMPENSATION. For 1999, Executive will receive annual incentive compensation of not less than $410,000 and up to a maximum of $812,500, based on the Company's performance measured against the preestablished 1999 performance objectives for the Company, as determined by the Compensation and Organization Committee of the Board (the "Compensation Committee"), subject to



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Executive remaining employed by the Company for the balance of 1999. For 2000 and thereafter, if the Compensation Committee authorizes any annual cash incentive program or approves any other annual management incentive program or arrangement, Executive will be eligible to participate in such plan, program or arrangement (the "IC Plan") on terms commensurate with Executive's position and level of responsibility; provided, however, that Executive's annual target incentive compensation will be not less than 85% of Base Salary, with a potential pay-out range from zero to 200% of such target based on Executive's performance and contributions to the success of the Company as determined by the Compensation Committee. Except as set forth in the preceding two sentences, nothing in this Section 3.2 will guarantee to the Executive any specific amount of incentive compensation.

         3.3 LONG-TERM INCENTIVE COMPENSATION.

             3.3.1 In general, subject to this Section 3.3, Executive will be eligible to participate in the Company's 1988 Long-Term Incentive Plan, as amended, or any successor thereto (the "LTIP").

             3.3.2 Executive's LTIP award for the 1999-2001 Performance Period will consist of (i) the grant on the Effective Date of a nonqualified stock option to purchase 100,000 shares of the Company's common stock with an exercise price per share equal to the closing price of the Company's common stock on the New York Stock Exchange on the Effective Date, and (ii) the grant of Performance Shares with an aggregate Award Value determined below, subject to the same Management Objectives that are generally applicable to Performance Shares granted for the 1999-2001 Performance Period, except that the Company will guarantee payment of not less than 50% of the Award Value. The aggregate Award Value of the Executive's 1999-2001 Performance Shares will be equal to (a) 95% of the sum of Base Salary plus Executive's 1999 annual target incentive compensation, (b) reduced by the lesser of the Black-Scholes value of the stock option grant described in Section 3.2.2(i) or the Black-Scholes value of an identical stock option grant with an exercise price equal to $15.00. The Black-Scholes valuation method will be applied in a manner consistent with the Company's historic practices. The number of Executive's 1999-2001 Performance Shares will be equal to the aggregate Award Value obtained in the second preceding sentence, divided by the closing price of the Company's common stock on the New York Stock Exchange on the Effective Date, rounded up to the nearest whole number. The Management Objectives applicable to the Executive's 1999-2001 Performance Shares will not be prorated to reflect the actual period of Executive's service during the 1999-2001 Performance Period.

             3.3.3 The Executive will receive LTIP awards for the 2000-2002 and 2001-2003 Performance Periods on the same basis as awards to other executives receiving awards and commensurate with the Executive's position and level of responsibility.

             3.3.4 The terms "Performance Period", "Award Value" and "Management Objectives" will have the same meanings in this Agreement as set forth



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in the LTIP. The term "Performance Share" will have the meaning in this
Agreement set forth in the Company's most recent form of Performance Share Agreement.

             3.3.5 Except as expressly set forth in this Section 3.3, (i) Executive's participation in the LTIP will be subject to the terms of the LTIP, and (ii) Executive will not be guaranteed any specific level or amount of long-term incentive compensation.

         3.4 OTHER COMPENSATION. Nothing in this Section 3 will preclude the Compensation Committee from authorizing such additional compensation to the Executive, in cash or in property, as the Compensation Committee may determine in its sole discretion to be appropriate.

      4. EMPLOYEE BENEFITS.

         4.1 EMPLOYEE BENEFIT PROGRAMS, PLANS AND PRACTICES. (i) During the Term, subject to Section 3 and this Section 4, the Company will provide Executive and his eligible dependents, subject to the terms and conditions of the applicable plans as they may be amended from time to time, participation in all Company-sponsored employee benefit plans, including all employee retirement income and welfare benefit policies, plans, programs or arrangements in which senior executives of the Company participate, including the Company's health and disability plans, in a manner commensurate with his position and level of responsibility in the Company. Executive will not participate in the M.A. Hanna Company life insurance plan sponsored through the Company's Flexible Benefits Plan or in the M.A. Hanna Company retiree medical plan.

         (ii) During the Term, Executive will participate in the same manner as other senior executives of the Company in the M.A. Hanna Company 401(k) and Retirement Plan and Trust. Executive will not participate in the M.A. Hanna Company Supplemental Retirement Benefit Plan or the M.A. Hanna Company Excess Benefit Plan.

         (iii) Executive will be eligible to commence participation in the Company's health plan on August 1, 1999. The Company will reimburse Executive for his COBRA premiums for health plan coverage to August 1, 1999.

         (iv) Executive will be eligible to participate in the M.A. Hanna Company Voluntary Non-Qualified Deferred Compensation Plan. Under the terms of such Plan, participation elections are made annually, except that a participation election for 1999 must be made within the first 30 days of employment with the Company.

         4.2 VACATION AND FRINGE BENEFITS. Executive will be entitled to five
(5) weeks' vacation per year. In addition, Executive will be entitled to the perquisites and other fringe benefits made available to senior executives of the Company, commensurate with his position and level of responsibility with the Company, including, without limitation, (i) a monthly automobile allowance of $810.00,


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(ii) payment by the Company of (a) dues at one country club of the Executive's choosing and initiation fees, assessments and dues at one Cleveland area country club of the Executive's choosing, and (b) initiation fees and dues at the Union Club and one other luncheon/athletic club of Executive's choosing in Cleveland, Ohio, (iii) payment by the Company of the cost of personal financial counseling up to $10,000 annually and (iv) participation in the Company's Executive Physical Program. For this purpose, "personal financial counseling" will include tax return preparation and tax, estate and personal financial planning services.

      5. EXPENSES.

         5.1 The Company will promptly reimburse the Executive for all travel and other business expenses that the Executive incurs in the course of the performance of his duties to the Company under this Agreement in a manner commensurate with the Executive's position and level of responsibility with the Company and in accordance with the Company's policies and rules relating to the reimbursement of such expenses.

         5.2 The Company will reimburse the Executive for his reasonable relocation costs to the Cleveland, Ohio area in accordance with applicable Company policy at Level 1; provided, however, that the Executive will not be required to repay the Company for any relocation benefits in the event of a voluntary termination of Executive's employment for Good Reason (as defined below).

      6. SPECIAL COMPENSATION.

         6.1 MAKE-WHOLE PAYMENTS.

             6.1.1 Executive will be entitled to receive $1,500,000 in February of each of 2000 and 2001 (the "Make-whole Payments"), each one payable one half in cash and one half in common stock of the Company (valued for this purpose at the closing price on February 1 of the year of payment). Executive's rights to receive the Make-whole Payments will vest and become nonforfeitable (i) on February 1, 2000 and February 1, 2001, respectively, unless Executive voluntarily terminates his employment with the Company other than for Good Reason (as defined below) or the employment of the Executive is terminated for Cause (as defined below), in either case, prior to such dates, or, if earlier
(ii) in the event of a Change in Control (as such term is defined in Executive's Change in Control Agreement described in Section 9.1).

             6.1.2 The Executive and the Company acknowledge that it is in the best interests of the Company that the Company not be precluded by Section 162(m) of the Internal Revenue Code of 1986, as amended ("Section 162(m)") from claiming a deduction for the Make-whole Payments. Accordingly, the Executive and the Company agree to use their best efforts to structure the Make-whole Payments in a manner intended to preserve the Company's tax deductions for such Payments. Such efforts will include, but not necessarily be limited to, (i) the

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implementation of a deferral arrangement whereby the Executive would agree to defer his right to receive the Make-whole Payments for such period as may be necessary to avoid the application of Section 162(m), and (ii) with such deferral arrangement being secured by a trust, the assets of which are subject to the claims of the general creditors of the Company and pursuant to which the Executive will have the right to direct the investment of the portion of the trust assets attributable to the cash payments described in Section 6.1.1.

         6.2 SIGN-ON STOCK OPTION.

             6.2.1 The Company will grant to Executive, effective on the Effective Date, under the LTIP a nonqualified stock option (the "Sign-on Option") to purchase 500,000 shares, subject to adjustment as provided in the next sentence, of the Company's common stock with an exercise price per share equal to the closing price of the Company's common stock on the New York Stock Exchange on the Effective Date. In the event that the exercise price of the Sign-on Option exceeds $15.00 per share, the number of shares subject to the Option will be equal to 500,000, multiplied by the ratio of the exercise price to $15.00, rounded up to the nearest whole number. The Option will vest and become exercisable to the extent of one-third of the shares subject to the Option on each of the first three anniversaries of the Effective Date. The Option will expire 10 years after the date of grant. The Option will be subject to the LTIP and, except as expressly provided in this Section 6.2 and elsewhere in the Agreement, will be evidenced by the standard form of stock option agreement approved by the Compensation Committee for all participants in the LTIP.

             6.2.2 Notwithstanding Section 6.2.1, the grant of the Sign-on Option will be subject to stockholder approval of the LTIP, including any stockholder approval necessary to exempt the Option from Section 162(m). The Company hereby agrees to request such approval not later than the year 2000 annual meeting of stockholders.

         6.3 SPLIT-DOLLAR INSURANCE. The Company will provide Executive with a benefit equivalent to the split-dollar insurance benefit to which Executive was entitled as of the termination of his employment with his prior employer, subject to the terms and conditions of any split-dollar agreement and Section 7.

         6.4 SERP. The Company and the Executive will enter into a supplemental retirement agreement in substantially the form attached hereto as Exhibit A.

      7. TERMINATION OF EMPLOYMENT. Notwithstanding the Term specified in
Section 2, the termination of the Executive's employment hereunder will be governed by the following provisions:

         7.1 DEATH. The Executive's employment will terminate upon his death during the Term. In the event of the Executive's death during the Term, the Company


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will pay to the Executive's beneficiaries or estate, as appropriate, as soon as practicable after the Executive's death, (i) the unpaid Base Salary to which the Executive is entitled, pursuant to Section 3.1, and any other compensation earned but not yet paid through the date of the Executive's termination (collectively, the "Compensation Payments"), (ii) for any accrued but unused vacation days (the "Vacation Payment"), (iii) the target incentive compensation under the IC Plan in respect of the fiscal year in which the Executive's termination occurs, prorated for the number of days until Executive's termination during such fiscal year (the "Prorated IC"), (iv) any remaining unpaid amount due to Executive under Section 6.1, (iv) the annual payments that would be due under Section 6.4 and (vi) any death benefits under the employee benefit programs, plans and practices referred to in Sections 4.1 and 6.3, in accordance with their terms. This Section 7.1 will not limit the entitlement of the Executive's estate or beneficiaries to any death or other benefits then available to the Executive under any life insurance, stock ownership, stock options, or other benefit plan or policy that is maintained by the Company for the Executive's benefit.

         7.2 PERMANENT DISABILITY. If the Executive becomes totally and permanently disabled (as defined by the Company's long-term disability benefit sponsored through its Flexible Benefits Plan in effect at the time Executive's disability is incurred) ("Permanent Disability") during the Term, the Company or the Executive may terminate Executive's employment on written notice thereof in accordance with Section 12.5 and the Company will provide to the Executive as soon as practicable: (i) amounts payable pursuant to the terms of any applicable disability insurance policy or similar arrangement that the Company maintains during the Term, (ii) the Prorated IC, (iii) any remaining unpaid amount due to Executive under Section 6.1, (iv) the annual payments that would be due under the supplemental retirement agreement described by Section 6.4, (v) the Vacation Payment, (vi) the Compensation Payments, (vii) the Company will continue to provide the split-dollar benefit described in Section 6.3 and (viii) such payments under applicable plans or programs, including but not limited to those referred to in Section 4.1, to which the Executive is entitled pursuant to the terms of such plans or programs.

         7.3 VOLUNTARY TERMINATION BY EXECUTIVE; DISCHARGE FOR CAUSE. (i) During the Term, the Company may terminate the Executive's employment hereunder for Cause (as defined below). In the event that during the Term the Executive's employment is terminated by the Company for Cause or by the Executive other than for Good Reason (as defined below) or other than as a result of the Executive's Permanent Disability, retirement or death, the Company will pay as soon as practicable to the Executive (or his representative) (a) the Compensation Payments and (b) the Vacation Payment, and the Executive will be entitled to no other compensation, except as otherwise due to him under applicable law or the terms of any applicable plan or program. Executive will not be entitled, among other things, to the payment of (x) any annual incentive compensation in respect of all or any portion of the fiscal year in which such termination occurs, (y) any remaining unvested amount due to Executive under Section 6.1.1, or (z) any amount under Section 6.4.



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         (ii) For purposes of this Agreement, the Company will have "Cause" to terminate the Executive's employment hereunder upon a finding by the Board that
(a) the Executive has been convicted by a court of competent jurisdiction of the commission of a felony, (b) the Executive has willfully and continuously failed to perform assigned duties after written notice from the Board of such failure,
(c) the Executive engaged in willful misconduct that is materially injurious to the Company, or (d) the Executive materially breached the Company's intellectual property rights agreement described in Section 9.2. Such finding must be made by a resolution duly adopted by the affirmative vote of a majority of the full number of directors constituting the Board at a meeting of the Board.

         7.4 TERMINATION.

             7.4.1 Involuntary Termination. During the Term, the Executive's employment hereunder may be terminated by the Company for any reason other than Cause by delivery in accordance with Section 12.5 to the Executive of a notice of termination and a copy of a resolution duly adopted by the affirmative vote of a majority of the full number of directors constituting the Board at a meeting of the Board. The Executive will be treated for purposes of this Agreement as having been involuntarily terminated other than for Cause if during the Term the Executive terminates his employment with the Company prior to termination for Cause for any of the following reasons (each, a "Good Reason"): without the Executive's written consent, (i) the Company has breached any material provision of this Agreement and within 30 days after notice thereof from the Executive, the Company fails to cure such breach; (ii) a successor or assign (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company fails to assume liability under the Agreement; (iii) the failure to elect or reelect or otherwise to maintain the Executive as a director of the Company or as Chairman of the Board in accordance with the intent of Section 1.2; (iv) the nullification of the Sign-on Option due to the failure to obtain the requisite stockholder approvals described in Section 6.2.2; (v) at any time after the Company has notified the Executive pursuant to Section 2 that the Company does not intend to renew the Agreement and the Executive's employment at the end of the Term (including any renewals) (rather than allowing the Agreement automatically to renew); or (vi) there is a material reduction in the Executive's duties and responsibilities.

             7.4.2 Voluntary Termination. During the Term, the Executive may voluntarily terminate the Agreement at any time upon 90 days' prior notice to the Company as provided in Section 12.5. The Executive's death, retirement or Permanent Disability during the Term will be deemed to constitute a voluntary termination of employment for purposes of eligibility for termination payments and benefits as provided in Section 7.5, but for no other purpose.

         7.5 TERMINATION PAYMENTS AND BENEFITS.

             7.5.1 Form and Amount. Upon the Executive's involuntary termination other than for Cause pursuant to Section 7.4.1, (i) the Company will pay or




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provide as soon as practicable to the Executive (a) the Prorated IC, (b) the
Vacation Payment, (c) the Compensation Payments, and (d) such payments under applicable plans or programs to which the Executive is entitled pursuant to the terms of such plans or programs; (ii) the Company will pay or provide the Executive for the balance of the Term (the "Continuation Period"), (a) Base Salary at the rate in effect immediately prior to termination of employment, paid in the same manner as if Executive had remained employed for the balance of the Term, (b) the Executive's target annual incentive compensation pursuant to the IC Plan for each year and a prorated portion thereof (based on the number of days elapsed in the relevant period) for each partial year in the Continuation Period, paid at the same time as other executive officers, and (c) the continuation of employee welfare benefits set forth in Section 4.1 except as offset by benefits paid or provided by other sources as set forth in Section 8, or as prohibited by law; and (iii) notwithstanding any provision to the contrary in the applicable award agreement or in any plan, (a) all stock options will become fully vested and exercisable, (b) a prorated portion (based on the number of days elapsed in the relevant Performance Period) of all outstanding Performance Shares will be paid in accordance with the terms of the grant and the achievement of the applicable Management Objectives at the same time as other participants, (c) the Company will provide the annual payments that would be due under the supplemental retirement agreement described in Section 6.4, and
(d) the Company will continue to provide the split-dollar benefit described in
Section 6.3. For purposes of determining the period of continuation coverage to which the Executive or any of his dependents is entitled under Section 4980B of the Internal Revenue Code of 1986, as amended (or any successor provision thereto), under any group health plan maintained by the Company or its affiliates, the Executive will be deemed to have remained employed until the end of the Continuation Period.

             7.5.2 Maintenance of Benefits. During the Continuation Period, the Company will use its best efforts to maintain in full force and effect for the continued benefit of the Executive all benefits referenced in Section 7.5.1(ii)(c) or will arrange to make available to the Executive benefits substantially similar to those that the Executive would otherwise have been entitled to receive if his employment had not been terminated. Such benefits will be provided to the Executive on the same terms and conditions (including employee contributions toward the premium payments) under which the Executive was entitled to participate immediately prior to his termination at no additional cost (including, without limitation, additional taxes thereon) to the Executive.

             7.5.3 Forfeiture. Notwithstanding the foregoing provisions of
Section 7.5, any right of the Executive to receive termination payments and benefits under Section 7.5 will be forfeited to the extent of any amounts payable or benefits to be provided after a material breach of the covenants set forth in Section 10.1 or in the Company's intellectual property rights agreement described in Section 9.2.

         7.6 NONDUPLICATION OF BENEFITS. To the extent, and only to the extent, a payment or benefit that is paid or provided under this Section 7 would also be paid or



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provided under the terms of the applicable plan, program, agreement or arrangement, including, without limitation, the Executive's Change-in-Control Agreement described in Section 9.1, such applicable plan, program, agreement or arrangement will be deemed to have been satisfied by the payment made or benefit provided under this Agreement.

         7.7 RESIGNATIONS. Except to the extent requested by the Board, upon any termination of Executive's employment with the Company, Executive will immediately resign all positions and directorships with the Company and each of its subsidiaries and affiliates.

      8. OFFSET. In the event that the Executive obtains full-time employment with a third party while receiving benefits under Section 7, the Company will be relieved of its obligations under Section 7 to the extent of the Executive's compensation from his new employer; provided, however, that the Executive's coverage under the Company's welfare benefits as provided in Section 7.5.1(ii)(c) will terminate as soon as the Executive becomes covered under any comparable employee benefit plan made available by another employer and covering the same type of benefits. The Executive will report to the Company any such compensation and benefits actually received by him.

      9. OTHER EXECUTIVE AGREEMENTS.

         9.1 The Executive will be offered an opportunity to enter into the Company's change-in-control Employment Agreement (the "Change-in-Control Agreement") and the Company's Indemnification Agreement, in the forms approved by the Board for all executive officers of the Company, to be effective in each case as of the Effective Date.

         9.2 Executive agrees that, effective on the Effective Date, he will enter into the Company's standard intellectual property rights agreement executed by all exempt associates. Executive further agrees that if he breaches such agreement and the breach results in a material detriment to the Company, the Company may terminate any benefits under this Agreement and may pursue any other remedies available, including, without limitation, obtaining an injunction.

     10. COVENANTS.

         10.1 COMPETITIVE ACTIVITY. During any period in which the Executive is receiving compensation from the Company other than retirement or disability payments, the Executive will not, without the prior written consent of the Company, which consent may be withheld for any reason or no reason, directly or indirectly engage in any Competitive Activity. For this purpose, "Competitive Activity" means the Executive's participation in the management of any business enterprise if such enterprise engages in substantial and direct competition with the Company and such enterprise's sales of any product or service competitive with any product or service of the Company amounted to 10% of such enterprise's net sales for its most recently completed fiscal year and if the Company's net sales of said product or service

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amounted to 10% of the Company's net sales for its most recently completed fiscal year. "Competitive Activity" will not include (i) the mere ownership of securities in any such enterprise, provided, however, in the case of publicly-traded enterprises, such ownership does not exceed 5% of the outstanding voting securities or units of such enterprise, and the exercise of rights appurtenant thereto or (ii) participation in the management of any such enterprise other than in connection with the competitive operations of such enterprise.

         10.2 ENFORCEMENT. Executive and the Company agree that the covenants contained in Section 10.1 are reasonable under the circumstances, and further agree that if in the opinion of any court of competent jurisdiction any such covenant is not reasonable in any respect, such court will have the right, power and authority to excise or modify any provision or provisions of such covenants as to the court will appear not reasonable and to enforce the remainder of the covenants as so amended. Executive acknowledges and agrees that the remedy at law available to the Company for breach of any of his obligations under Section
10.1 would be inadequate and that damages flowing from such a breach may not readily be susceptible to being measured in monetary terms. Accordingly, Executive acknowledges, consents and agrees that, in addition to any other rights or remedies that the Company may have at law, in equity or under this Agreement, upon adequate proof of his violation of any such provision of this Agreement, the Company will be entitled to immediate injunctive relief and may obtain a temporary order restraining any threatened or further breach, without the necessity of proof of actual damage.

         10.3 POST-TERMINATION ASSISTANCE. The Executive agrees that after his employment with the Company has terminated he will provide, upon reasonable notice, such information and assistance to the Company as may reasonably be requested by the Company in connection with any litigation in which it or any of its affiliates is or may become a party; provided, however, that the Company agrees to reimburse the Executive on an after-tax basis for any related out-of-pocket expenses, including travel expenses.

     11. SURVIVAL. The expiration or termination of the Term will not impair the rights or obligations of any party hereto that accrue hereunder prior to such expiration or termination, except to the extent specifically stated herein. In addition to the foregoing, the Executive's covenants contained in Sections
10.1 and 10.3 and the Company's obligations under Sections 7 and 12.1 will survive the expiration or termination of Executive's employment.

     12. MISCELLANEOUS PROVISIONS.

         12.1 DISPUTE RESOLUTION. Any dispute arising out of or relating to this Agreement or the breach, termination or validity thereof, shall be settled by arbitration in accordance with the then-current Center for Public Resources Rules for Non-administered Arbitration of Business Disputes by a single arbitrator, who shall be appointed by such Center. The arbitration shall be governed by the United States Arbitration Act, U.S.C. ss. 1-16, and judgment on the award rendered by the arbitrator

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may be entered in any court having jurisdiction thereof. The arbitration shall be held in Cleveland, Ohio. The arbitrator is not empowered to award damages in excess of compensatory damages and each party hereby waives any right to recover such damages with respect to any dispute resolved by arbitration. The parties shall equally share the fees and costs of the arbitrator. Notwithstanding the foregoing, the Company will not be required to seek or participate in arbitration regarding any breach of the Executive's covenants contained in
Section 10.1 or 10.3, or in the Company's intellectual property rights agreement, but may pursue its remedies for such breach in a court of competent jurisdiction in the city in which the Company's principal executive offices are based.

         12.2 BINDING ON SUCCESSORS; ASSIGNMENT. This Agreement will be binding upon and inure to the benefit of the Company, the Executive and each of their respective successors, assigns, personal and legal representatives, executors, administrators, heirs, distributees, devisees, and legatees, as applicable; provided, however, that neither this Agreement nor any rights or obligations hereunder will be assignable or otherwise subject to hypothecation by Executive (except by will or by operation of the laws of intestate succession) or by the Company, except that the Company may assign this Agreement to any successor (whether by merger, purchase or otherwise) to all or substantially all of the stock, assets or businesses of the Company, if such successor expressly agrees to assume the obligations of the Company hereunder.

         12.3 GOVERNING LAW. This Agreement will be governed, construed, interpreted and enforced in accordance with the substantive laws of the State of Ohio, without regard to conflicts of law principles.

         12.4 SEVERABILITY. Any provision of this Agreement that is deemed invalid, illegal or unenforceable in any jurisdiction will, as to that jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability, without affecting in any way the remaining provisions hereof in such jurisdiction or rendering that or any other provisions of this Agreement invalid, illegal, or unenforceable in any other jurisdiction. If any covenant should be deemed invalid, illegal or unenforceable because its scope is considered excessive, such covenant will be modified so that the scope of the covenant is reduced only to the minimum extent necessary to render the modified covenant valid, legal and enforceable.

         12.5 NOTICES. For all purposes of this Agreement, all communications, including without limitation notices, consents, requests or approvals, required or permitted to be given hereunder will be in writing and will be deemed to have been duly given when hand delivered or dispatched by electronic facsimile transmission (with receipt thereof confirmed), or five business days after having been mailed by United States registered or certified mail, return receipt requested, postage prepaid, or three business days after having been sent by a nationally recognized overnight courier service such as Federal Express or UPS, addressed to the Company (to the attention of the Secretary of the Company) at its principal executive office and to the Executive at his principal residence, or to such other address as any party may have furnished to

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

the other in writing and in accordance herewith, except that notices of changes of address will be effective only upon receipt.

         12.6 COUNTERPARTS. This Agreement may be executed in several counterparts, each of which will be deemed to be an original, but all of which together will constitute one and the same Agreement.

         12.7 ENTIRE AGREEMENT. Except as provided in Section 9 and as contemplated by Sections 6.1, 6.3 and 6.4, the terms of this Agreement are intended by the parties to be the final expression of their agreement with respect to the Executive's employment by the Company and may not be contradicted by evidence of any prior or contemporaneous agreement. The parties further intend that this Agreement will constitute the complete and exclusive statement of its terms and that no extrinsic evidence whatsoever may be introduced in any judicial, administrative or other legal proceeding to vary the terms of this Agreement.

         12.8 AMENDMENTS; WAIVERS. This Agreement may not be modified, amended, or terminated except by an instrument in writing, approved by the Company and signed by the Executive and the Company. Failure on the part of either party to complain of any action or omission, breach or default on the part of the other party, no matter how long the same may continue, will never be deemed to be a waiver of any rights or remedies hereunder, at law or in equity. The Executive or the Company may waive compliance by the other party with any provision of this Agreement that such other party was or is obligated to comply with or perform only through an executed writing; provided, however, that such waiver will not operate as a waiver of, or estoppel with respect to, any other or subsequent failure.

         12.9 NO INCONSISTENT ACTIONS. The parties will not voluntarily undertake or fail to undertake any action or course of action that is inconsistent with the provisions or essential intent of this Agreement. Furthermore, it is the intent of the parties hereto to act in a fair and reasonable manner with respect to the interpretation and application of the provisions of this Agreement.

         12.10 HEADINGS AND SECTION REFERENCES. The headings used in this Agreement are intended for convenience or reference only and will not in any manner amplify, limit, modify or otherwise be used in the construction or interpretation of any provision of this Agreement. All section references are to sections of this Agreement, unless otherwise noted.

         12.11 BENEFICIARIES. Executive will be entitled to select (and change, to the extent permitted under any applicable law) a beneficiary or beneficiaries to receive any compensation or benefit payable hereunder following Executive's death, and may change such election, in either case by giving the Company written notice thereof. In the event of Executive's death or a judicial determination of his incompetence, reference in this Agreement to "Executive" will be deemed, where appropriate, to his beneficiary, estate or other legal representative.

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

         12.12 WITHHOLDING. The Company will be entitled to withhold from payment any amount of withholding required by law.

         12.13 LEGAL FEES AND EXPENSES. The Company will reimburse the Executive for all legal fees and expenses incurred by the Executive in connection with the review and negotiation of this Agreement and the separate documents expressly contemplated by this Agreement, but not in excess, in the aggregate, of $50,000.

         IN WITNESS WHEREOF, the parties have executed this Agreement as of the date and year first above written.


                                       /s/  Phillip D. Ashkettle
                                       ----------------------------------
                                       Phillip D. Ashkettle


                                       M.A. HANNA COMPANY


                                                /s/ Martin D. Walker
                                       By:-------------------------------
                                                Name:  Martin D. Walker
                                                Title:  Chairman



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